             BRANCH PURCHASE AND ASSUMPTION AGREEMENT
                          BY AND BETWEEN
                            BANK SOUTH
                               AND
                         AMERIBANK, N.A.


                   Dated as of October 18, 1995

                        TABLE OF CONTENTS
                                                     Page Number
                                                     -----------

ARTICLE I - TRANSFER OF ASSETS AND LIABILITIES
     Section 1.1    Transferred Assets  . . . . . . .     1
     Section 1.2    Purchase Price  . . . . . . . . .     2
     Section 1.3    Deposit Liabilities . . . . . . .     3
     Section 1.4    Loans Transferred . . . . . . . .     7
     Section 1.5    Safe Deposit Business . . . . . .     9
     Section 1.6    Employee Matters  . . . . . . . .     9
     Section 1.7    Records and Data Processing . . .    10
     Section 1.8    Security  . . . . . . . . . . . .    10
     Section 1.9    Taxes and Fees: Proration of
                    Certain Expenses  . . . . . . . . .  11
     Section 1.10   Real Property . . . . . . . . . .    11

ARTICLE II - CLOSING AND EFFECTIVE TIME
     Section 2.1    Dates . . . . . . . . . . . . . .    13
     Section 2.2    Closing . . . . . . . . . . . . .    14
     Section 2.3    Adjustments . . . . . . . . . . .    16

ARTICLE III - INDEMNIFICATION
     Section 3.1    Seller's Indemnification of
                    Purchaser   . . . . . . . . . . .    17
     Section 3.2    Purchaser's Indemnification of
                    Seller  . . . . . . . . . . . . .    17
     Section 3.3    Claims for Indemnity  . . . . . .    17
     Section 3.4    Limitations on Indemnification  .    18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLER
     Section 4.1    Corporate Organization  . . . . .    18
     Section 4.2    No Violation  . . . . . . . . . .    18
     Section 4.3    Corporate Authority . . . . . . .    19
     Section 4.4    Enforceable Agreement . . . . . .    19
     Section 4.5    Personal Property . . . . . . . .    19
     Section 4.6    Real Property . . . . . . . . . .    19
     Section 4.7    Condition of Property . . . . . .    21
     Section 4.8    Proceedings and Information . . .    21
     Section 4.9    Limitation of Representation,
                    and Warranties . . . . . . . . . .   21


ARTICLE V - REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Section 5.1    Corporate Organization  . . . . .    21
     Section 5.2    No Violation  . . . . . . . . . .    22
     Section 5.3    Corporate Authority . . . . . . .    22
     Section 5.4    Enforceable Agreement . . . . . .    22


















ARTICLE VI - OBLIGATIONS OF PARTIES PRIOR TO AND
             AFTER EFFECTIVE TIME

     Section 6.1    Full Access . . . . . . . . . . .    22
     Section 6.2    Delivery of Magnetic Media
                    Records   . . . . . . . . . . . .    23
     Section 6.3    Application for Approval to Effect
                    Purchase of Assets and Assumption
                    of Liabilities  . . . . . . . . .    23
     Section 6.4    Conduct of Business; Maintenance
                    of Properties   . . . . . . . . .    23
     Section 6.5    No Solicitation by Seller . . . .    24
     Section 6.6    Further Actions . . . . . . . . .    24
     Section 6.7    Fees and Expenses . . . . . . . .    24
     Section 6.8    Breaches with Third Parties . . .    25
     Section 6.9    Insurance . . . . . . . . . . . .    25
     Section 6.10   Public Announcements  . . . . . .    25
     Section 6.11   Tax Reporting . . . . . . . . . .    25


ARTICLE VII - CONDITIONS TO PURCHASER'S OBLIGATIONS
     Section 7.1    Representations and Warranties
                    True    . . . . . . . . . . . . .    26
     Section 7.2    Obligations Performed . . . . . .    26
     Section 7.3    No Adverse Proceedings  . . . . .    26
     Section 7.4    Regulatory Approval . . . . . . .    26


ARTICLE VII - CONDITIONS TO SELLER'S OBLIGATIONS
     Section 8.1    Representations and Warranties
                    True  . . . . . . . . . . . . . .    27
     Section 8.2    Obligations Performed . . . . . .    27
     Section 8.3    No Adverse Proceedings  . . . . .    27
     Section 8.4    Regulatory Approval . . . . . . .    27
     Section 8.5    Consummation of Merger  . . . . .    27


ARTICLE IX - TERMINATION
     Section 9.1    Methods of Termination  . . . . .    28
     Section 9.2    Procedure Upon Termination  . . .    29
     Section 9.3    Payment of Expenses . . . . . . .    29


ARTICLES X - OTHER AGREEMENTS
     Section 10.1   Assumption of East Congress Lease    29

ARTICLE XI - MISCELLANEOUS PROVISIONS
     Section 11.1   Amendment and Modification  . . .    31
     Section 11.2   Waiver or Extension . . . . . . .    31
     Section 11.3   Assignment  . . . . . . . . . . .    31

     Section 11.4   Confidentiality . . . . . . . . .    31
     Section 11.5   Addresses for Notices, Etc. . . .    32
     Section 11.6   Counterparts  . . . . . . . . . .    33
     Section 11.7   Headings  . . . . . . . . . . . .    33
     Section 11.8   Governing Law . . . . . . . . . .    33
     Section 11.9   Expenses  . . . . . . . . . . . .    33
     Section 11.10  Time is of the Essence  . . . . .    33
     Section 11.11  Cover, Index and Headings, Etc. .    33
     Section 11.12  Broker, Finder, Investment Banker Fee   34
     Section 11.13  Severability  . . . . . . . . . .    34
     Section 11.14  No Third Party Beneficiaries  . .    34
     Section 11.15  Entire Agreement  . . . . . . . .    34

                         LIST OF EXHIBITS
                         ----------------


Exhibit Number      Description
--------------      -----------
   1.1(b)           Excluded Assets

   1.6(c)           Severance Benefits

   2.2(b)(2)        Bill of Sale

   2.2(b)(3)        Assumption Agreement

   2.2(b)(14)       Closing Statement

             BRANCH PURCHASE AND ASSUMPTION AGREEMENT
             ----------------------------------------

          THIS BRANCH PURCHASE AND ASSUMPTION AGREEMENT (this "Agreement") is made and entered into as of the 18th day of October, 1995, by and between BANK SOUTH (herein, together with its successors and assigns, "Seller"), a bank organized and existing under the laws of the State of Georgia, with its principal office located in Atlanta, Georgia; and AMERIBANK, N.A. ("Purchaser"), a national banking association organized and existing under the laws of the United States, with its principal office located in Savannah, Georgia.

                         Preamble
                         --------

          The Board of Directors of Purchaser and the Policy Committee or the Board of Directors of Seller have determined that the transactions described herein are in their respective best interests. The Agreement provides for the purchase by Purchaser of certain assets from Seller and for the assumption by Purchaser of certain liabilities of Seller related to Seller's banking office located at 1976 E. Victory Drive, Savannah, Georgia (the
"Branch Office").

          In consideration of the premises and the respective warranties, representations, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

                          ARTICLE I
                          ---------

              TRANSFER OF ASSETS AND LIABILITIES
              ----------------------------------

Section 1.1.   Transferred Assets.
-----------    ------------------

(a) As of the Effective Time (as defined in Section 2.1) and upon the terms and conditions set forth herein, Seller will sell, assign, transfer, convey and deliver to Purchaser, and Purchaser will purchase from Seller, all of the following assets associated with the Branch Office and identified in this Agreement and the Exhibits hereto, and not otherwise excluded from sale pursuant to the provisions of Subsection 1.1(b) below:

          (1) all real estate and improvements thereon at the Branch Office (the "Real Property");

          (2) except as provided in Exhibit 1.1(b), the furniture, fixtures, leasehold improvements and other tangible personal property (the "Personal
               Property");

          (3) all safe deposit contracts and leases for the safe deposit boxes located at the Branch Office as of the Effective Time (the "Safe Deposit Contracts");

          (4)  all loans transferred pursuant to Section 1.4;

          (5)  all coins and currency located at the Branch
               Office as of the Effective Time (the "Coins and
               Currency");

          (6) Seller's rights in any equipment leased by the Seller and used at the Branch Office ("Leased
               Equipment") and not among the Excluded Assets; and

          (7)  The ATM located at the Branch Office.

     (b) The assets, properties and rights listed below are specifically excluded from the sale under this Agreement (the "Excluded Assets"):

          (1) any rights to the name "Bank South" and any of Sellers' and its affiliates' and proprietary mutual funds' logos, trademarks, trade names, signs, paper stock, forms and other supplies containing any such logos, trademarks or trade names; and

          (2)  the assets listed on Exhibit 1.l(b) hereto.

     (c) The Seller shall remove the Excluded Assets from the Branch Office at or prior to the Effective Time. The Seller shall remove, using reasonable efforts to limit any damage to the Branch Office premises, the Excluded Assets at its own cost and, apart from making any repairs necessitated by Seller's negligence in removing the Excluded Assets, Seller shall be under no obligation to restore the Branch Office's premises to their original conditions, which shall be the Purchaser's responsibility.

Section 1.2.   Purchase Price.
-----------    --------------

     (a) In consideration for the purchase of the Branch Office, the Purchaser shall pay Seller a purchase price (the
          "Purchase Price") equal to the sum of the following:

          (1)  The Net Book Value (as defined in Subsection
               1.2(d) hereof) of the Personal Property and the Real Property at the Branch Office;

          (2) A premium for the Deposit Liabilities (as defined in Subsection 1.3(a) hereof) equal to 1.3% of the Deposit Liabilities (the "Deposit Premium");

          (3)  The Net Book Value (as defined in Subsection
               1.2(d) hereof), including accrued interest, for the Loans as set forth in Section 1.4 hereof;

          (4)  The face amount of the Coins and Currency; and

          (5)  The Net Book Value of the ATM located at the
               Branch Office.

     (b) In addition, Purchaser shall assume, as of the Effective Time, all of the duties, obligations and liabilities of Seller relating to Leased Equipment, the Safe Deposit Contracts and the Deposit Liabilities (including all accrued interest on such Deposit Liabilities); provided, that any cash items paid by Seller and not cleared prior to the Effective Time shall be the responsibility of Seller, subject to the terms of Section 1.3 below.

     (c) Seller shall prepare a balance sheet (the "Pre-Closing Balance Sheet") in accordance with generally accepted accounting principles as of a date not earlier than 30 days prior to the Effective Time (the "Pre-Closing Balance Sheet Date") reflecting the assets to be sold, assigned and transferred hereunder and the liabilities to be transferred and assumed hereunder. Seller agrees to pay to Purchaser at the Closing (as defined in Section 2.1 hereof), in immediately available funds, the excess amount, if any, of the amount of Deposit Liabilities assumed by Purchaser pursuant to Subsection 1.2(b) above, as reflected by the Pre-Closing Balance Sheet, over the aggregate purchase price computed in accordance with Subsection 1.2(a) above, as reflected by the Pre-Closing Balance Sheet. Purchaser agrees to pay Seller at the Closing, in immediately available funds, the excess, if any, of the aggregate purchase price computed in accordance with Subsection 1.2(a) above, as reflected by the Pre-Closing Balance Sheet, over the amount of Deposit Liabilities assumed by Purchaser pursuant to Subsection 1.2(b) above, as reflected by the Pre-Closing Balance Sheet. Amounts paid at Closing shall be subject to subsequent adjustment based on the Post-Closing Balance Sheet.

     (d) For purposes of this Agreement, "Net Book Value" means the value determined from the Post-Closing Balance Sheet and in all cases shall be net of accumulated depreciation and amortization, and with respect to Loans, shall not reflect any reduction for any general or specific loan loss reserve or allowance for possible loan losses maintained by Seller.

Section 1.3.   Deposit Liabilities.
-----------    -------------------

     (a) "Deposit Liabilities" shall mean all of Seller's duties, obligations and liabilities relating to the deposits and deposit accounts, including Individual

          Retirement Accounts, located at the Branch Office as of the Effective Time, except as excluded by subsection
          1.3(b) below.

     (b) Except for those liabilities and obligations specifically assumed by Purchaser under Subsection 1.2(b) above, Purchaser is not assuming any other liabilities or obligations. Liabilities not assumed include, but are not limited to, the following:

          (1) Seller's cashier checks, official checks, letters of credit, money orders, interest checks and expense checks issued prior to closing, consignments of U.S. Government "E" and "EE" bonds and any and all traveler's checks.

          (2) Liabilities or obligations with respect to any litigation, suits, claims, demands or governmental proceedings arising, commenced or made known to Seller prior to Closing and related to the Branch Office, or which thereafter arise with respect to matters occurring prior to Closing.

          (3) Deposit accounts associated with lines of credit where a line of credit is excluded in accordance with Subsection 1.4(b).

          (4) Deposit accounts associated with qualified retirement plans where Seller is the trustee of such plan or the sponsor of a prototype plan used by such plan.

          (5) Deposit accounts with a negative balance, or an overdraft or overdrafts outstanding 30 days or more as of the business day immediately preceding
               Closing.

     (c) Seller does not represent or warrant that any deposit customers whose accounts or deposits are assumed by Purchaser will become or continue to be customers of Purchaser upon or after the Effective Time.

     (d) Purchaser agrees to pay in accordance with law and customary banking practices all properly drawn and presented checks, drafts and withdrawal orders presented to Purchaser by mail, through automated teller machines, over the counter or through the check clearing system or any other clearing system of the banking industry, by depositors of the accounts assumed, whether drawn on the checks, withdrawal or draft forms provided by Seller or by Purchaser, and in all other respects to discharge, in the usual course of the banking business, the duties and obligations of Seller with respect to the balances due and owing to the depositors whose accounts are assumed by Purchaser.

     (e) If, after the Effective Time, any depositor, instead of accepting the obligation of Purchaser to pay the Deposit Liabilities assumed, shall demand payment from Seller for all or any part of any such assumed Deposit Liabilities, Seller shall not be liable or responsible for making such payment; provided, that, for purposes of maintaining relationships of the Branch Office customers, if Seller shall pay the same pursuant to procedures mutually agreed upon by Purchaser and Seller, Purchaser shall reimburse Seller for any such payments, and Seller shall not be deemed to have made any representations or warranties to Purchaser with respect to any such checks, drafts or withdrawal orders, and any such representations or warranties implied by law are hereby expressly disclaimed. Seller and Purchaser shall make arrangements to provide for the daily settlement with immediately available funds by Purchaser of checks, drafts, withdrawal orders, returns and other items presented to and paid by Seller within 60 days after the Effective Time and drawn on or chargeable to accounts that have been assumed by Purchaser; provided, however, Seller shall be held harmless and indemnified by Purchaser for acting in accordance with such arrangements.

     (f) Purchaser agrees, at its cost and expense, (1) to assign new account numbers to depositors of assumed accounts utilizing Purchaser's transit routing number,
          (2) to notify such depositors, on or before the Effective Time, in a form and on a date mutually acceptable to Seller and Purchaser, of Purchaser's assumption of Deposit Liabilities, and (3) to furnish such depositors with checks on the forms of Purchaser and with Purchaser's transit routing numbers and with instructions to utilize Purchaser's checks and to destroy unused check, draft and withdrawal order forms of Seller. (If Purchaser so elects, Purchaser may offer to buy from such depositors their unused Seller check, draft and withdrawal order forms). In addition, Seller will notify its affected customers by letter of the pending assignment of Seller's deposit accounts to Purchaser, which notice shall be at Seller's cost and expense and in a form mutually agreeable to Seller and Purchaser. Purchaser may provide, prior to Closing at its sole expense, such customers with notices of changes in terms and other information regarding the transaction contemplated hereby, subject to prior review by and consent of Seller. The parties shall cooperate and coordinate such notices and shall, to the extent practicable, combine mailings and share the costs of any combined mailings.

     (g) Subject to Section 1.3(l) below, Purchaser shall pay Seller on demand an amount equivalent to the amount of any checks, drafts or withdrawal orders credited to assumed Deposit Liabilities as of the Effective Time that are returned to Seller after the Effective Time.

     (h) On and after the Effective Time, Purchaser will assume and discharge Seller's duties and obligations in accordance with the terms and conditions and laws, rules and regulations that apply to the certificates, accounts and other Deposit Liabilities assumed pursuant to this Agreement.

     (i) On and after the Effective Time, Purchaser will maintain and safeguard in accordance with applicable law and sound banking practices all account documents, deposit contracts, signature cards, deposit slips, canceled items and other records related to the Deposit Liabilities assumed under this Agreement, subject to Seller's right of access to such records as provided in this Agreement.

     (j) Seller will render a final statement to each depositor of an account assumed under this Agreement as to transactions occurring through the Effective Time. Seller will be entitled to impose normal fees and service charges on a per item basis through Closing, but Seller will not impose periodic fees or blanket charges in connection with such final statements.

     (k) The Purchaser, at its expense, will timely notify, in advance of the Closing, all Automated Clearing House ("ACH") originators of the transfers and assumptions to be made pursuant to the Agreement as of the Closing Date. For a period of 90 days beginning on the Effective Time, Seller will, absent contrary prior written directions from Purchaser, honor all ACH items, related to accounts assumed under this Agreement which are mistakenly routed or presented to Seller. Seller will electronically transmit such ACH data to Purchaser, which will reimburse Seller in funds immediately available to Seller for any such items, and Seller will not impose any additional charges to Purchaser for such services. If Purchaser cannot receive an electronic transmission, Seller will make available to Purchaser at Seller's operations center receiving items from the ACH tapes containing such ACH data. Items mistakenly routed or presented after the 90-day period will be returned to the presenting party.

     (l) After the Effective Time, Purchaser agrees to use its reasonable efforts to collect from Purchaser's customers amounts equal to any debit card connected with a deposit account and any Visa or MasterCard chargebacks under the MasterCard and Visa Merchant Agreements between Seller and its customers or amounts equal to any deposit items returned to Seller after the Effective Time which were honored by Seller prior to the Effective Time and remit such amounts so collected to Seller. Purchaser agrees to immediately remit to Seller any funds held in the customer's related transferred account(s) when the Purchaser receives such notice from the Seller, up to the amount of the charged back or returned item that had been previously credited by Seller, if such funds are available at the time of notification by Seller to Purchaser of the charged back or returned item. Notwithstanding the foregoing,

          Purchaser shall have no duty to remit funds for any item or charge that has been improperly returned or charged to Seller.

Section 1.4.   Loans Transferred.
-----------    -----------------

     (a) Seller will transfer to Purchaser at the Effective Time, subject to the terms and conditions of this Agreement, all of Seller's right, title and interest in (including all collateral relating thereto) loans maintained, serviced and listed in Seller's general ledger as loans of the Branch Office (collectively the "Loans").

     (b) Notwithstanding the provisions of subsection 1.4(a) above, the Loans shall not, except to the extent the parties hereto may mutually agree otherwise in writing, include:

          (1) nonaccruals (which term shall include loans in which the collateral securing same has been repossessed or in which collection efforts have been instituted or foreclosure proceedings have been filed);

          (2)  loans 90 days or more past due or charged off; and

          (3) loans upon which insurance with respect to collateral has been force-placed; and

          (4) loans in connection with which the borrower has filed a petition for relief under the United
               States Bankruptcy Code prior to the Effective
               Time;

          (5) any loans that Purchaser selects for exclusion during the due diligence period provided in
               Section 6.1 hereof, during which period Seller shall provide Purchaser with reasonable access to all documentation and collateral files related to any loans attributable to the Branch Office, including any documentation and collateral files located at Seller's offices in Atlanta, Georgia or elsewhere; and

          (6) any overdrafts related to deposit accounts excluded by Section 1.3(b)(5) hereof.

     (c) Seller and Purchaser agree that Seller will assign to Purchaser, and Purchaser will become the beneficiary of, credit life insurance written on direct consumer installment loans and coverage will continue to be the obligation of the current insurer after the Effective Time and for the duration of such insurance as provided under the terms of the policy or certificate to the extent permitted under such insurance policies and to the extent permitted without further cost to the Seller. If Purchaser becomes the beneficiary of credit life insurance written on consumer installment loans, Seller and Purchaser agree to cooperate in good faith to develop a mutually satisfactory method by which the current insurer will make rebate payments to and satisfy claims of the holders of such certificates or policies of insurance after the Effective Time. The parties' obligations in this subsection 1.4(c) are subject to any restrictions contained in existing insurance contracts and to applicable Law.

     (d) In connection with the transfer of any Loans requiring notice to the related borrower thereunder, Purchaser and Seller agree to comply with all notice and reporting requirements of the loan documents or of any law or regulation.

     (e) All Loans transferred to Purchaser (other than as specified in Section 1.4(b)) shall be valued at their Net Book Value, such value to include accrued but unpaid interest and other charges.

     (f) All Loans will be transferred without recourse and without any warranties or representations as to their collectibility or the creditworthiness of any of the obligors of such Loans. To Seller's knowledge, the Loans were, when originated, made consistent in all material respects with applicable laws then in effect.

     (g) Purchaser, at its expense, will issue new coupon books for payment of Loans for which Seller provides coupon books with instructions to utilize Purchaser's coupons and to destroy unused coupons furnished by Seller.

     (h) For a period of 90 days after the Effective Time, Seller will forward in funds immediately available to Purchaser, loan payments on the Loans received by Seller. Purchaser shall reimburse Seller upon demand for checks submitted by Borrowers to Seller, but returned on payments forwarded by Seller to Purchaser; however, to the extent possible, Seller will deduct the amount of such returned checks from payments received and shall settle with Purchaser on a net basis.

     (i) As of the Effective Time and upon receipt from the Seller, Purchaser will be responsible for maintaining and safeguarding all Loan files, documents and records related to the Loans in accordance with applicable law and sound banking practices.

     (j) If the balance due on any Loan purchased pursuant to this Section 1.4 has been reduced by Seller as a result of a payment by check received prior to the Effective Time, which item is returned after the Effective Time, the asset value represented by the Loan transferred shall be correspondingly increased, and an amount in cash equal to such increase shall be paid by Purchaser to Seller promptly upon demand.

     (k) Purchaser may notify Seller 45 days or more prior to Closing of any consumer Loan files that lack the collateral specified in the underlying Loan documents, and Purchaser will have the option not to purchase such Loans where Seller cannot deliver the specified collateral at Closing with the related Loan.

Section 1.5.   Safe Deposit Business.
-----------    ---------------------

     (a) As of the Effective Time, Purchaser will assume and discharge Seller's obligations with respect to the safe deposit box business at the Branch Office in accordance with the terms and conditions of contracts or rental agreements related to such business, and Purchaser will maintain all facilities necessary for the use of such safe deposit boxes by persons entitled to use them during the period for which such boxes have been rented and the rent theretofore paid to Seller.

     (b) As of the Effective Time, Purchaser shall maintain and safeguard the records related to such safe deposit box business, and Purchaser shall be responsible for granting access to and protecting the contents of safe deposit boxes at the Branch Office.

     (c) Safe deposit box rental payments (not including late payment fees) collected by Seller on or before the Effective Time shall be prorated as of the Effective
          Time.

Section 1.6.   Employee Matters.
-----------    ----------------

     (a) Purchaser shall hire all employees employed by Seller at the Branch Office at the Effective Time (the "Employees"), in their then current functional positions at each Branch Office with remuneration not less than current levels (subject to normal salary increases) and benefits generally equivalent to similarly situated employees of Purchaser. Except as expressly provided otherwise below, Employees shall receive full credit for their prior service with Seller under Purchaser's vacation and sick leave policies. As of the Effective Time, the Employees and their dependents, if any, previously covered under Seller's health insurance plan shall be covered under Purchaser's health insurance plan without being subject to any pre-existing condition limitations, except those excluded under Seller's health insurance plan. Employees shall receive full credit for their prior service with Seller for purposes of determining their participation in, and eligibility and vesting rights under, Purchaser's "pension plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA")) and vacation and other "employee


          welfare benefit plans" (as defined in Section 3(1) of ERISA). Benefit accrual under Purchaser's pension plans shall accrue from the Employees' first day of service with Purchaser and shall be based on service with Purchaser.

     (b) Seller makes no representations or warranties about whether any of the Employees will remain employed at the Branch Office after the date hereof or upon or after the Effective Time. Seller will use its reasonable efforts to maintain the Employees as employees of Seller at the Branch Office until the Effective Time. The Seller shall have sole and absolute discretion with respect to any Employee whose employment shall be terminated for any reason prior to the Effective Time or who shall elect not to be an employee of Purchaser, and Purchaser shall have no liability therefor. Seller agrees that, for a period of 12 months after the Effective Time, it will not solicit for employment any Employee who remains employed by Purchaser.

    (c) Purchaser agrees for a period of 12 months after the Effective Time, it will not terminate a transferred Employee without cause without paying to such Employee a severance benefit equal to the applicable severance benefit set forth in Exhibit 1.6(c).

Section 1.7.     Records and Data Processing.
-----------      ---------------------------
    (a) As of the Effective Time, Purchaser shall become responsible for maintaining the files, documents and records referred to in this Agreement. Purchaser will preserve and safekeep them as and for the periods required by applicable law and sound banking practice for the joint benefit of Seller and Purchaser. After the Effective Time, Purchaser will permit Seller and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Seller's expense, to examine, inspect, copy and reproduce any such files, documents or records as Seller deems reasonably necessary.

    (b) As of the Effective Time, Seller will permit Purchaser and its representatives, for reasonable cause, at reasonable times and upon reasonable notice and at Purchaser's expense, to examine, inspect, copy and reproduce files, documents or records retained by Seller regarding the assets and liabilities transferred under this Agreement as Purchaser deems reasonably necessary.

Section 1.8.     Security.
-----------      --------

     As of the Effective Time, Purchaser shall be solely responsible for the security of and insurance on all persons and property located in or about the Branch Office.

Section 1.9.     Taxes and Fees, Proration of Certain Expenses.
-----------      ----------------------------------------------

     Purchaser shall be responsible and liable for the payment of all filing and recordation fees and taxes related to this transaction; except that Purchaser shall not be responsible for, or have any liability with respect to, income or similar taxes upon the Seller arising out of this transaction, if any, and Seller agrees that it shall pay, or represents that it has paid, in a timely manner any and all such taxes. Purchaser shall not be responsible for any tax liabilities of Seller arising from the business or operations of the Branch Office before the Effective Time, and Seller shall not be responsible for any tax liabilities of Purchaser arising from the business or operations of the Branch Office after the Effective Time. Utility payments, telephone charges, real property taxes, personal property taxes, rent, salaries, deposit insurance premiums, other ordinary operating expenses of the Branch Office and other expenses and taxes related to the liabilities assumed or assets purchased hereunder shall be prorated between the parties as of the Effective Time. To the extent any such item has been prepaid by Seller for a period extending beyond the Effective Time, there shall be a proportionate monetary adjustment in favor of Seller.

Section 1.10.    Real Property.
------------     -------------

    (a) Seller agrees to deliver to Purchaser as soon as reasonably possible after the execution of this Agreement copies of all title information in possession of or available to Seller, including but not limited to title insurance policies, attorney's opinions on title, surveys, covenants, deeds, notes and deeds of trust and easements relating to the Real Property. In addition, Seller agrees to provide any plans and specifications, engineering reports, soil reports, environmental reports, appraisals and similar information it may have, if any, relating to the Real Property. Such delivery shall constitute no warranty hereunder or otherwise by Seller as to the accuracy or completeness thereof or that Purchaser is entitled to rely thereon.

    (b) Purchaser agrees to review title to the Real Property within 45 days of the date of this Agreement, and to notify Seller in writing within such 45 day period of any mortgages, pledges, environmental matters, material liens, encumbrances, restrictions, reservations, tenancies, encroachments, overlaps or other title exceptions or zoning or similar land use violations related to the Real Property and materially and adversely affecting its value to which Purchaser reasonably objects (collectively, the "Title Defects"). Purchaser agrees that Title Defects shall not include real property taxes not yet due and payable and easements and rights of way of record which do not materially interfere with the use of the Real Property as a Branch Office. Seller shall make a good faith effort to correct any such Title Defect to Purchaser's reasonable satisfaction at least 10 days prior to Closing;
            PROVIDED, HOWEVER, that Seller shall not be obligated to bring any lawsuit or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable to cure any such Title
            Defects to Purchaser's reasonable satisfaction, Purchaser shall have the option either to terminate this Agreement with respect to the purchase of the Real Property of the Branch
            Office having such Title Defects or to receive title in its then existing condition. Upon termination of this Agreement with respect to the Real Property of any Branch Office pursuant to this Section 1.10, neither party shall have any further liability to the other party under this Agreement with respect to such Branch Office Real Property, and the Purchase Price shall be adjusted accordingly.

    (c) Purchaser shall have the right to update title matters at Closing for any changes which may have arisen since the date of Purchaser's original title search. If such update indicates any new Title Defects, Seller may elect upon notice to Seller specifying the new Title Defects, if any, to delay the Closing with respect to the Real Property of the affected Branch Office for up to 30 days while Seller makes a good faith effort to cure any such Title Defect to Purchaser's reasonable satisfaction; provided that Seller shall not be obligated to bring any suit or action or make any payments of money (except to pay liens that Seller does not dispute in good faith) to cure a Title Defect. If Seller is unable to cure any such Title Defect within such 30 day period, Purchaser shall have the option to receive title in the then existing condition or to terminate this Agreement with respect to such purchase of the Real Property of the affected Branch Office, in which event neither party shall have any further liability to the other party under this Agreement with respect to the Real Property of the affected Branch Office, and the purchase price shall be adjusted accordingly.

    (d) Purchaser shall have the right to conduct such examination and investigation of structural and environmental matters with respect to the Real Property as it may reasonably require and shall report the results of any such investigation to Seller no later than 45 days after the date of this Agreement; PROVIDED, HOWEVER, that without the prior written consent of Seller, Purchaser shall not conduct any ground water monitoring or install any test well or undertake any other investigation which requires a permit or license from, or the reporting of the investigation or the results thereof to, a local or state environmental regulatory authority or the United States Environmental Protection Agency. Seller shall have the right, but not the obligation, to cure any violation of Law relating to the environment or structural defects which are discovered by Purchaser's investigation. If Seller either refuses to give such written consent or refuses to cure any material violation of law relating to the environment or material structural defect, Purchaser shall have the option either to purchase the Real Property in its then existing condition or to terminate this Agreement with respect to the affected Branch Office Real Property, in which event neither party shall have any further liability to the other under this Agreement with respect to such Branch Office Real Property, and the Purchase Price to be paid by Purchaser shall be adjusted accordingly.

    (e) In the event of any material damage to or destruction of the Real Property, or any material portion thereof, or in the event of any taking or filing of a condemnation action against the Real Property, or any material portion thereof prior to Closing, Purchaser may elect to: (i) terminate this Agreement with respect to the Real Property by giving notice to Seller, whereupon the provisions of this Agreement solely with respect to the Real Property shall terminate and the parties shall be relieved of and released from any and all further rights, duties, obligations and liabilities hereunder with respect to the sale of the Branch Office Real Property and the Purchase Price to be paid by Purchaser shall be adjusted accordingly;
            or (ii) consummate the purchase of the Real Property without any reduction of or adjustment to the Purchase Price, whereupon at Closing, Seller shall pay to Purchaser all insurance proceeds then received by Seller and all condemnation awards and other payments in connection with the exercise of the power of eminent domain then received by Seller, and in addition, Seller shall transfer and assign to Purchaser all rights of Seller with respect to payments for damages or compensation on account of such damages, destruction, taking or threat of taking. Seller shall notify Purchaser promptly upon Seller having actual knowledge of the occurrence of any damage, destruction, taking or written notice of a proposed taking affecting the real Property. The term "material portion" of the Real Property as used herein shall mean a portion of the Real Property having a value in excess of $100,000, or the loss of which will render the Real Property unusable as a branch banking facility.


                                      ARTICLE II
                                      ----------

                               CLOSING AND EFFECTIVE TIME
                               --------------------------

Section 2.1.     Dates.
-----------      -----

     The purchase of assets and assumption of liabilities provided for in this Agreement shall occur at a closing (the "Closing") to be held at 10:00 A.M. local time at the offices of Seller or its counsel in Atlanta, Georgia as soon as practicable and upon the date all necessary approvals by the applicable regulatory agencies have been issued, and all statutory waiting periods related to such regulatory approvals have expired. All regulatory approvals necessary to Purchaser's acquisition of the Branch Office and the transactions contemplated herein shall have been received by Purchaser no later than February 28, 1996, and all related statutory waiting periods shall have expired by no later than March 29, 1996.

     The transactions contemplated herein shall become effective at 2:00 p.m. local time, or such other time as the parties may mutually agree, on the business day on which the Closing occurs (the "Effective Time").

Section 2.2.     Closing.
-----------      -------

    (a) All actions taken and documents delivered at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document delivered until all have been taken and delivered.

    (b) At the Closing, subject to all the terms and conditions of this Agreement, Seller shall deliver to Purchaser:

            (1) Limited warranty deeds transferring title to the Real Property to Purchaser;

            (2) A Bill of Sale, in substantially the form attached hereto as Exhibit 2.2(b)(2) (the "Bill of Sale"), transferring to Purchaser all of Seller's interest in the Personal Property and in the Loans;

            (3) An Assumption Agreement, in substantially the form attached hereto as Exhibit 2.2(b)(3) (the "Assumption Agreement"), assigning Seller's interest in the Leased Equipment, the Safe Deposit Contracts, and in the Deposit Liabilities;

            (4) Consents from third persons that are necessary to effect the assignments set forth in the Assumption Agreement, including, but not limited to, the lessors of the Leased Equipment (to the extent required by such leases);

            (5) Seller's keys to the safe deposit boxes and Seller's records related to the safe deposit box business at the Branch Office;

            (6)     Seller's files and records related to the Loans;

            (7) Seller's records related to the Deposit Liabilities assumed by Purchaser;

            (8) Immediately available funds in the net amount shown as owing to Purchaser by Seller on the Closing Statement, if any;

            (9)     The Coins and Currency;

           (10) Such of the other assets to be purchased as are capable of physical delivery;

           (11) A certificate of a proper officer of Seller, dated as of the Effective Time, certifying the fulfillment of all conditions which are the obligation of Seller and that all of the representations and warranties of Seller set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

           (12) Certified copies of (A) the Articles of Incorporation and Bylaws of Seller and (B) a resolution of the Seller's Board of Directors, or its Policy Committee, approving the sale of the assets and the assumption of the liabilities contemplated hereby;

           (13) Such certificates and other documents as Purchaser and its counsel may reasonably require to evidence the receipt by Seller of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

           (14) A Closing Statement, substantially in the form attached hereto as Exhibit 2.2(b)(14) (the "Closing Statement").

    (c) At the Closing, subject to all the terms and conditions of this Agreement, Purchaser shall deliver to Seller:

           (1)      The Assumption Agreement;

           (2) A certificate of receipt acknowledging the delivery and receipt of possession of the property and records referred to in this Agreement, and final title opinion(s) with respect to the Branch Office's
                    Real Property;

           (3) Immediately available funds in the net amount shown as owing to Seller by Purchaser on the Closing Statement, if any;

           (4) A certificate of a proper officer of Purchaser, dated as of the date of Closing, certifying the fulfillment of all conditions which are the obligation of Purchaser and that all of the representations and warranties of Purchaser set forth in this Agreement remain true and correct in all material respects as of the Effective Time;

           (5) Certified copies of (A) the Articles of Incorporation and Bylaws of the Purchaser and (B) a resolution of the Board of Directors, or its Executive Committee, of

                    Purchaser approving the purchase of the assets and the assumption of the liabilities contemplated hereby;

           (6) Such certificates and other documents as Seller and its counsel may reasonably require to evidence the receipt of Purchaser of all necessary corporate and regulatory authorizations and approvals for the consummation of the transactions provided for in this Agreement; and

           (7)      The Closing Statement.

    (d)     All instruments, agreements and certificates described in this
            Section 2.2 shall be in form and substance reasonably satisfactory to the parties and their respective legal counsel.

Section 2.3.     Adjustments.
-----------      -----------

    (a) Not later than 15 business days after the Effective Time (the "Post-Closing Balance Sheet Delivery Date"), Seller shall deliver to Purchaser a balance sheet dated as of the Effective Time and prepared in accordance with generally accepted accounting principles reflecting the assets sold and assigned and the liabilities transferred and assumed hereunder (the "Post-Closing Balance Sheet"). Additionally, Seller shall deliver to Purchaser a list of loans purchased, individually identified by account number, which list shall be appended to the Bill of Sale. Seller shall afford Purchaser and its accountants and attorneys the opportunity to review all work papers and documentation used by Seller in preparing the Post-Closing Balance Sheet. Within 15 business days following the Post-Closing Balance Sheet Delivery Date (the "Adjustment Payment Date"), Seller and Purchaser shall effect the transfer of any funds as may be necessary to reflect changes in such assets and liabilities between the Pre-Closing Balance Sheet and the Post-Closing Balance Sheet together with interest thereon computed from the Effective Time to the Adjustment Payment Date at the applicable Federal Funds Rate (as hereinafter defined).

    (b) In the event that a dispute arises as to the appropriate amounts to be paid to either party on the Adjustment Payment Date, each party shall pay to the other on such Adjustment Payment Date all amounts other than those as to which a dispute exists. Any disputed amounts retained by a party which are later found to be due to the other party shall be paid to such other party promptly upon resolution with interest thereon from the Adjustment Payment Date to the date paid at the Federal Funds Rate.

    (c) The "Federal Funds Rate" shall be the mean of the high and low rates quoted for Federal Funds under "Money Rates" in THE WALL STREET JOURNAL, Eastern Edition adjusted daily as such mean may increase or decrease during the period between the Effective Time and the Adjustment Payment Date.


                                   ARTICLE III
                                   -----------

                                 INDEMNIFICATION
                                 ---------------

Section 3.1.     Seller's Indemnification of Purchaser.
-----------      -------------------------------------

     Seller shall indemnify, defend and hold harmless Purchaser from and against any breach by Seller of any representation or warranty contained herein and in the Exhibits hereto and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, arising out of any actions, suits or proceedings commenced or which arise from matters occurring prior to the Effective Time
     (other than proceedings, actions, suits or protests seeking to prevent or limit the consummation of the transactions contemplated hereunder), relating to operations at the Branch Office; and, except as otherwise provided in this Agreement, Seller shall further indemnify, hold harmless and defend Purchaser from and against all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges) incurred by Seller prior to the Effective Time and which are claimed or demanded on or after the Effective Time, or which arise out of any actions, suits or proceedings commenced on or after the Effective Time and which relate to operations at the Branch Office prior to the Effective Time.

Section 3.2.     Purchaser's Indemnification of Seller.
-----------      -------------------------------------

     Purchaser shall indemnify, defend and hold harmless Seller from and against any breach by Purchaser of any representation or warranty contained herein and in the Exhibits hereto and all claims, losses, liabilities, demands and obligations, including reasonable attorneys' fees and expenses, real estate taxes, intangibles and franchise taxes, sales and use taxes, social security and unemployment taxes, all accounts payable and operating expenses (including salaries, rents and utility charges), which Seller may (i) incur in connection with operations and transactions occurring after the Effective Time and (ii) which involve, subsequent to the Effective Time, the Branch Office, the assets transferred or the liabilities assumed pursuant to this Agreement.

Section 3.3.     Claims for Indemnity.
-----------      --------------------

    (a) A claim for indemnity under Sections 3.1 or 3.2 of this Agreement may be made by the claiming party at any time prior to the first anniversary of the Effective Time by the giving of written notice thereof to the other party.
             Such written notice shall set forth in reasonable detail the basis upon which such claim for indemnity is made.
             In the event that any such claim is made within such prescribed 12 month period, the indemnity relating to such claim shall survive until such claim is finally resolved. The foregoing indemnities shall terminate and be of no further force and effect as to any claims not made within such 12 month period.

    (b) In the event that any person or entity not a party to this Agreement shall make or threaten any demand, claim, action, suit, protest, or other proceeding or litigation which may result in any liability, damage or loss to one party hereto of the kind for which such party is entitled to indemnification pursuant to Section 3.1 or 3.2 hereof, then, after written notice is provided by the indemnified party to the indemnifying party of such demand, claim or lawsuit, the indemnifying party shall have the option, at its cost and expense, to retain counsel for the indemnified party to defend any such demand, claim, action, suit, protest, or other proceeding or litigation. In the event that the indemnifying party shall fail to respond within five days after receipt of such notice of any such demand, claim, action, protest, or other proceeding or litigation, then the indemnified party shall retain counsel and conduct the defense of such demand, claim, action, protest, or other proceeding or litigation as it may in its discretion deem proper, at the cost and expense of the indemnifying party.
             In effecting the settlement or compromise of any such proceeding, an indemnified party shall act in good faith, shall consult with the indemnifying party and shall enter into only such settlement as the indemnifying party shall approve (the indemnifying party's approval will be implied if it does not respond within ten days of its receipt of the notice of such proposed settlement or compromise).

Section 3.4.     Limitations on Indemnification.
-----------      ------------------------------

     The parties shall have no obligations under this Article III for any consequential liability, damage or loss the indemnified party may suffer.


                               ARTICLE IV
                               ----------

                   REPRESENTATIONS AND WARRANTIES OF SELLER
                   ----------------------------------------

     Seller hereby represents and warrants to Purchaser as follows, which representations and warranties shall survive the Effective Time for a period of 12 months:

Section 4.1.     Corporate Organization.
-----------      ----------------------

     Seller is a bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Seller has the corporate power and authority to own its properties, to carry on its business as currently conducted and to effect the transactions contemplated herein.

Section 4.2.     No Violation.
-----------      ------------

     The Branch Office has been operated in all material respects in accordance with applicable laws, rules and regulations. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) Seller's Articles of Incorporation or Bylaws; (b) any material provision of any material agreement or any other material restriction of any kind to which Seller is a party or by which Seller is bound; (c) any material statute, law, decree, regulation or order of any governmental authority, or (d) any material provision which will result in a default under, or which cause the acceleration of the maturity of, any material obligation or loan to which Seller is a party.

Section 4.3.     Corporate Authority.
-----------      -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by Seller's Board of Directors or its Policy Committee thereof.
     No further corporate authorization is necessary for Seller to consummate the transactions contemplated hereunder.

Section 4.4.     Enforceable Agreement.
-----------      ---------------------

     This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding agreement of Seller, enforceable in accordance with its terms, subject to receivership, conservatorship, and insolvency laws and general equitable principles.

Section 4.5.     Personal Property and Loans.
-----------      ---------------------------

     Seller owns, and will convey to Purchaser at the Closing, all of Seller's right, title and interest to all of the Personal Property and Loans free and clear of any claims, mortgages, liens, security interests, pledges or encumbrances thereon of any kind, except as may otherwise be set forth in this Agreement and the Exhibits hereto.

Section 4.6.     Real Property.
-----------      -------------

     Seller makes the following representations and warranties regarding the Real Property:

    (a) Seller has no knowledge of any condemnation proceedings pending against the Real Property.

    (b) Seller has not entered into any agreement regarding the Real Property, and neither Seller nor the Real Property is subject to any claim, demand, suit, unfiled lien, proceeding or litigation of any kind, pending or outstanding, or to the knowledge of Seller, threatened or likely to be made or instituted, which would in any way be binding upon Purchaser or its successors or assigns or materially affect or limit Purchaser's or its successors' or assigns' use and enjoyment of the Real Property or which would materially limit or restrict Purchaser's right or ability to enter into this Agreement and consummate the sale and purchase contemplated hereby.

    (c) Seller has or will have at Closing good and marketable fee simple title to the Real Property and, at Closing, will own the Real Property outright subject to no mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sales or other title retention agreement except for real property taxes not yet due and payable, and easements and rights of way of record which do not materially interfere with the use of the Real Property as a Branch Office.

    (d) Except as set forth in Schedule 4.6(d) hereto, to Seller's actual knowledge, during Seller's ownership of the Branch Office Real Property, no "hazardous substances" (as defined in any federal or state environmental laws or regulations) have been located at, stored or disposed of on such Branch Office property and to Seller's actual knowledge, there have been no releases of hazardous substances in or on such Branch Office Real Property. To Seller's actual knowledge, none of the Branch Office Real Property to be sold pursuant to this Agreement contains any underground storage tanks. There is no litigation pending, or to Seller's actual knowledge, threatened before any court, governmental agency, or authority or other forum in which Seller or its Branch Office Real Property has been or, with respect to threatened litigation, is reasonably likely to be named as a defendant for alleged noncompliance with any environmental law with respect to the Branch Office Real Property, except for such pending or threatened litigation that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on such Branch Office Real Property.

    (e) Purchaser's sole remedy for a breach of the representations and warranties in this Section 4.6 shall be to elect not to purchase the Real Property of the affected Branch Office as provided in Section 1.10.

Section 4.7.     Condition of Property.
-----------      ---------------------

     The Real Property and Personal Property to be purchased by Purchaser hereunder are sold AS IS, WHERE IS, with no warranties or representations whatsoever, except as may be expressly represented or warranted in this Agreement.

Section 4.8.     Proceedings and Information
-----------      ---------------------------

     Except as specifically disclosed on the attached disclosure schedule, there are no proceedings, actions, claims, suits or liabilities with respect to Branch Office or any of the assets to be purchased by Purchaser hereunder or the liabilities to be assumed by Purchaser hereunder with respect to the Branch Office; and there are no Employee disputes or labor relations problems with respect to any Branch
     Office Employees.

Section 4.9.     Limitation of Representations and Warranties.
-----------      ---------------------------------------------

     Except as may be expressly represented or warranted in this Agreement by Seller, Seller makes no representations or warranties whatsoever with regard to any asset being transferred to Purchaser or any liability or obligation being assumed by Purchaser or as to any other matter, or transaction.


                               ARTICLE V
                               ---------

                 REPRESENTATIONS AND WARRANTIES OF PURCHASER
                 -------------------------------------------

     Purchaser hereby represents and warrants to Seller as follows, which representations and warranties shall survive the Effective Time for a period of 12 months:

Section 5.1.     Corporate Organization.
-----------      ----------------------

     Purchaser is a national banking association, duly organized, validly existing and in good standing under the laws of the United States. Purchaser has the corporate power and authority to own the properties and assets being acquired, to assume the liabilities being transferred and to effect the transactions contemplated herein.

Section 5.2.     No Violation.
-----------      ------------

     Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein, will violate or conflict with (a) the Articles of Association or Bylaws of Purchaser,
     (b) any material provision of any material agreement or any other material restriction of any kind to which Purchaser is a party or by which Purchaser is bound, or (c) any material statute, law, decree, regulation or order of any governmental or regulatory authority, or
     (d) any material provision which will result in a default under, or cause the acceleration of the maturity of, any material obligation or loan to which Purchaser is a party.

Section 5.3.     Corporate Authority.
-----------      -------------------

     The execution and delivery of this Agreement, and the consummation of the transactions contemplated herein, have been duly authorized by the Board of Directors (or Executive Committee) of Purchaser. No further corporate authorization on the part of Purchaser is necessary to consummate the transactions contemplated hereunder.

Section 5.4.     Enforceable Agreement.
-----------      ---------------------
     This Agreement has been duly authorized, executed and delivered by Purchaser and is the legal, valid and binding agreement of Purchaser enforceable in accordance with its terms.


                               ARTICLE VI
                               ----------

          OBLIGATIONS OF PARTIES PRIOR TO AND AFTER EFFECTIVE TIME
          --------------------------------------------------------

Section 6.1.     Full Access.
                 -----------

     Seller shall afford to the officers and authorized representatives of Purchaser, upon prior notice and subject to Seller's normal security requirements, access to the properties, books and records pertaining to the Branch Office in order that Purchaser may have full opportunity to make reasonable investigations, at reasonable times, without interfering with the normal business and operations of the Branch Office or the affairs of Seller relating to the Branch Office. The officers of Seller shall furnish Purchaser with such additional financial and operating data and other information as to its business and properties at the Branch Office, or where otherwise located, as Purchaser may, from time to time, reasonably request and as shall be available, including, without limitation, information required for inclusion in all governmental applications necessary to effect this transaction. Nothing in this
     Section 6.1 shall require Seller to breach any obligation of confidentiality or to reveal any proprietary information, trade secrets or marketing or strategic plans. Records, including credit information and collateral files,




     relating to the Loans will be made available for review by Purchaser for a period ending 45 days before the anticipated Closing.

Section 6.2     Delivery of Magnetic Media Records.
-----------     ----------------------------------

     Seller shall prepare at its expense and make available to Purchaser at Seller's data processing center magnetic media records in Seller's field format not later than 60 days prior to the anticipated Closing Date and further shall make available to Purchaser such records updated as of the Closing Date, which records shall contain the information related to the items described in Subsections 2.2(b)(6) and (b)(7) above. Such updated records shall be made available at such other times before and after Closing as agreed to by the parties.

Section 6.3.     Application for Approval to Effect Purchase of Assets and
-----------      ---------------------------------------------------------
                 Assumptions of Liabilities.
                 --------------------------

     Purchaser shall use its best efforts to prepare and file, as soon as practicable and in any event within 30 days from the date hereof, all applications required by law with the appropriate regulatory authorities for approval to purchase and assume the aforesaid assets and liabilities, to establish branches at the locations of the Branch Office, and to effect in all other respects the transactions contemplated herein. Purchaser agrees to process such applications diligently and on a priority basis and to provide Seller promptly with a copy of such applications as filed (except for any confidential portions thereof) and all material notices, orders, opinions, correspondence and other documents with respect thereto, and to use its best efforts to obtain all necessary regulatory approvals. On the date hereof, Purchaser knows of no reason why such applications should not receive all such approvals. Purchaser shall promptly notify Seller upon receipt by Purchaser of notification that any application provided for hereunder has not been accepted for processing or has been denied. Seller shall provide such assistance and information to Purchaser as shall be reasonably requested by Purchaser to comply with the requirements or reasonable requests of the applicable regulatory authorities.

Section 6.4.     Conduct of Business; Maintenance of Properties.
-----------      ----------------------------------------------

     From the date hereof until the Effective Time, Seller covenants that it will:

     (a) Except as expressly provided herein, carry on the business of the Branch Office substantially in the same manner as on the date hereof, use all reasonable efforts to preserve intact its current business organization and preserve its business relationships with depositors, customers and others having business relationships with it and whose accounts or loans will be retained at the Branch Office and not move or transfer deposits or Loans (other than those that are to be excluded from transfer hereunder) to other offices; PROVIDED, HOWEVER, Seller will not, advertise or promote new or substantially new customer services or products in the market areas of the Branch Office, except where it deems it necessary to meet competition in the market areas served by the Branch Office;

     (b) Cooperate with and assist Purchaser in assuring the orderly transition of the business of the Branch Office to Purchaser from Seller; and

     (c) Maintain the Real Property and the Personal Property in its current condition, ordinary wear and tear excepted.

Section 6.5.     No Solicitation by Seller; etc.
-----------      -------------------------------

     For a period of 24 months after the Effective Time, Seller will not specifically target and solicit customers of the Branch Office utilizing any customer or mailing list which consists primarily of customers of the Branch Office; provided, however, these restrictions shall not restrict general mass mailings, telemarketing calls, statement stuffers and other similar communications directed generally to current customers of Seller or Seller's affiliates, or to the public or newspaper, radio or television advertisements of a general nature or otherwise prevent Seller from taking such actions as may be required to comply with any applicable federal or state laws, rules or regulations. In addition, these restrictions shall not restrict the solicitation of commercial accounts normally established and maintained in offices or other branch offices other than the Branch Office. Nothing in this Section 6.5 is intended to or shall require Seller to disclose any confidential or nonpublic information to Purchaser, and if disclosed, such information shall be held by Purchaser strictly confidential.

Section 6.6.     Further Actions.
-----------      ---------------

     The parties hereto shall execute and deliver such documents and instruments and take such other actions as the other party may reasonably require in order to carry out the intent of this Agreement. The parties shall cooperate with each other in furtherance of this Agreement and the transactions contemplated hereunder.

Section 6.7.     Fees and Expenses.
-----------      -----------------

     Purchaser shall be responsible for the costs of all title examinations and opinions, title insurance fees (if the Purchaser, in its sole discretion, elects to obtain title insurance), regulatory filings and application fees, surveys, its own attorneys' and accountants' fees and expenses, recording costs, transfer fees, documentary stamps, and other expenses it incurs in connection with its purchase of the Branch Office and the transactions contemplated hereby.
     Seller shall be responsible for its own attorneys' and accountants' fees and expenses related to this transaction.

Section 6.8.     Breaches with Third Parties.
-----------      ---------------------------

     If the assignment of any material claim, contract, license, lease or commitment (or any benefit arising thereunder) without the consent of a third party would constitute a breach thereof or materially affect the rights of Purchaser or Seller thereunder, then such assignment is hereby made subject to such consent or approval being obtained.

Section 6.9.     Insurance.
-----------      ---------

     As of the Effective Time, Seller will discontinue its insurance coverage maintained in connection with the Branch Office and the activities conducted thereon. Purchaser shall be responsible for all insurance protection for the Branch Office's premises and the activities conducted thereon immediately following the Effective Time. Pending the Closing, risk of loss shall be the responsibility of Seller.

Section 6.10.     Public Announcements.
------------      --------------------

     Seller and Purchaser agree that, from the date hereof, neither shall make any public announcement or public comment regarding this Agreement or the transactions contemplated herein without first consulting with the other party hereto and reaching an agreement upon the substance and timing of such announcement or comment. Purchaser acknowledges and agrees that that the transactions contemplated hereby will require public disclosure in connection with any statutory notices required under the National
     Bank Act or the Bank Merger Act and the Financial Institutions
     Code of Georgia (the "Code"), and that Purchaser will properly disclose this Agreement and the transactions contemplated herein in various filings with, and reports to, the Securities and Exchange Commission consistent with applicable securities laws, rules and regulations.
     Seller shall have the obligation to prepare or supply audited financial statements, if any, required with respect to the assets and liabilities to be sold to Purchaser hereunder, and Purchaser has the sole responsibility for complying with, and shall comply with all securities laws, rules and regulations applicable to it with respect to the transactions contemplated hereunder. Further, Seller and Purchaser acknowledge the sensitivity of this transaction to the Employees of the Branch Office, and except as required of Purchaser to meet its obligations under applicable securities laws, rules and regulations, no announcements to or communications with the public or these Employees shall be made without the prior approval of the Seller and Purchaser.

Section 6.11.     Tax Reporting.
------------      -------------

     Seller shall comply with all tax reporting obligations in connection with transferred assets and liabilities on or before the Effective Time, and Purchaser shall comply with all tax and other reporting obligations with respect to the holding of transferred assets and liabilities after the Effective Time. The Purchaser does not intend to and shall not hereby assume any liability for any failure by the Seller to meet such obligations hereunder.

                               ARTICLE VII
                               -----------

                    CONDITIONS TO PURCHASER'S OBLIGATIONS
                    -------------------------------------

     The obligation of Purchaser to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Time, of each of the following conditions:

Section 7.1.     Representations and Warranties True.
-----------      -----------------------------------

     The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Purchaser.

Section 7.2.     Obligations Performed.
-----------      ---------------------

     Seller shall (a) deliver or make available to Purchaser those items required by Section 2.2 hereof and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 7.3.     No Adverse Proceedings.
-----------      ----------------------

     On the Effective Time, no actions, suits or proceedings shall be pending or threatened against Seller which is reasonably likely to materially and adversely affect the business, properties and assets of the Branch Office.

Section 7.4.     Regulatory Approval.
-----------      -------------------

     Purchaser shall have received all necessary regulatory approvals of the transactions contemplated in this Agreement, all notice and waiting periods required by law to pass shall have passed, no judicial, regulatory or other governmental orders or actions enjoining, restraining, prohibiting or invalidating such transactions shall have been issued and remain in effect or unstayed.

                             ARTICLE VIII
                             ------------

                   CONDITIONS TO SELLER'S OBLIGATIONS
                   ----------------------------------

     The obligation of Seller to complete the transactions contemplated in this Agreement are conditioned upon fulfillment, on or before the Effective Time, of each of the following conditions:

Section 8.1.     Representations and Warranties True.
-----------      -----------------------------------

     The representations and warranties made by Purchaser in this Agreement shall be true in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time, except for any changes permitted by the terms hereof or consented to by Seller.

Section 8.2.     Obligations Performed.
-----------      ---------------------

     Purchaser shall (a) deliver to Seller those item required by
     Section 2.2 hereof and (b) perform and comply in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or on the Effective Time.

Section 8.3.     No Adverse Proceedings.
-----------      ----------------------

     As of the Effective Time, no actions, suits or other proceedings shall be pending or threatened against Purchaser or Seller which might materially and adversely affect the transactions contemplated herein.

Section 8.4.     Regulatory Approval.
-----------      -------------------

     Purchaser shall have received from the appropriate regulatory authorities all regulatory approvals required by law to purchase and assume the assets and liabilities, to establish a branch at the location of the Branch Office, and to effect in all other respects the transactions contemplated herein, all waiting periods required by law to pass shall have passed, no actions, suits, protests or other proceedings to enjoin, restrain, prohibit or invalidate such transactions shall have been instituted or threatened, and all conditions of any regulatory approval shall have been met. Such approvals shall not have imposed any condition which is materially disadvantageous or burdensome to Seller, would impose any additional costs to Seller, or would delay the transactions contemplated herein.

Section 8.5.     Consummation of Merger.
-----------      ----------------------

     The merger of Bank South Corporation and NationsBank Corporation shall have been completed.

                                    ARTICLE IX
                                    ----------

                                    TERMINATION
                                    -----------

Section 9.l.     Methods of Termination.
-----------      ----------------------

     This Agreement may be terminated in any of the following ways:

     (a) by either Purchaser or Seller, in writing 5 days in advance of such termination, if the Closing has not occurred by June 30, 1996;

     (b) at any time on or prior to the Effective Time by the mutual consent in writing of Purchaser and Seller;

     (c) by Purchaser in writing if the conditions set forth in Article VII of this Agreement shall not have been met by Seller or waived in writing by Purchaser within 15 days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, and in no event later than June 30, 1996;

     (d) by Seller in writing if the conditions set forth in Article VIII of this Agreement shall not have been met by Purchaser or waived in writing by Seller within 15 days following the date of all approvals by regulatory agencies and after all statutory waiting periods have expired, and in no event later than June 30, 1996;

     (e) any time on or prior to the Effective Time, by Purchaser or Seller in writing if the other shall have been in breach of any representation and warranty in any material respect
             (as if such representation and warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below), or in breach of any covenant, undertaking or obligation contained herein, and such breach has not been cured by the earlier of 30 days after the giving of notice to the breaching party of such breach or the Effective Time;
             provided, however, that there shall be no cure period in connection with any breach of Section 6.3 hereof, so long as any breach by Purchaser was not caused by any action or inaction of Seller, and Seller may terminate this Agreement immediately if regulatory applications are not filed within 30 days after the date of this Agreement as provided in that Section;

    (f) by Seller in writing at any time after any applicable regulatory authority has denied by final action any application of Purchaser for approval of the transactions contemplated herein, or in the event of any action, suit, protest or proceeding that seeks to delay, limit or prohibit the transactions contemplated herein.

Section 9.2.     Procedure Upon Termination.
-----------      --------------------------

     In the event of termination pursuant to Section 9.1 hereof, and except as otherwise stated therein, written notice thereof shall be given to the other party, and this Agreement shall terminate immediately upon receipt of such notice unless an extension is consented to by the party having the right to terminate.

     If this Agreement is terminated as provided herein,

     (a) each party will return all documents, work papers and other materials of the other party, including photocopies or other duplications thereof, relating to this transaction, whether obtained before or after theexecution hereof, to the party furnishing the same; and

     (b) all information received by either party hereto with respect to the business of the other party (other than information which is a matter of public knowledge or which has heretofore been published in any publication for public distribution or filed as public information with any governmental authority) shall not at any time be used for any business purpose by such party or disclosed by such party to third persons.

Section 9.3.     Payment of Expenses.
-----------      -------------------

     Should the transactions contemplated herein not be consummated because of a party's breach of this Agreement, and the other party is not in breach hereunder, in addition to such damages as may be recoverable in law or equity, the other party shall be entitled to recover from the breaching party upon demand, itemization and documentation, its reasonable outside legal, accounting, consulting and other out-of-pocket expenses, not to exceed $50,000.


                                ARTICLE X
                                ---------

                            OTHER AGREEMENTS
                            ----------------

Section 10.1.    Assumption of East Congress Street Lease.
------------     ----------------------------------------

     (a) Purchaser shall assume from Seller and Seller shall assign to Purchaser, upon the terms and conditions of a written Assumption Agreement (the "Assignment") mutually acceptable to Purchaser and Seller, all of Seller's rights, interests and obligations under that certain Office Lease dated July 22, 1987, by and between Liberty-Kuester Limited Partnership III ("Landlord") and Seller (the "Lease") providing for the lease by Seller from Landlord of the Bank South Center located at 7 East Congress Street, Savannah, Georgia 31401 (the "East Congress Street Office"). Such Assignment shall be subject to the terms and conditions of the Lease, a true and correct copy of which has been delivered to Purchaser, and shall further be subject to receipt of the Landlord's prior written consent as required by
             Section 11.2 of the Lease, together with an Estoppel Certificate from the Landlord reasonably acceptable to Seller and Purchaser. The Assignment of the Lease shall be subject to, and effective upon the terms and conditions of the Assignment, 10 business days after Bank South vacates the East Congress Street Office following consummation of the merger of Seller and NationsBank of Georgia, N.A. The provisions of this Section 10.1 shall have a term of 12 months from the date of the Agreement and shall be subject to an inspection of the Premises by Purchaser within 45 days of the date of this Agreement upon the terms and conditions provided for inspection of the Branch Office Real Property provided in Section 1.10(d) above. If Purchaser reasonably determines that the East Congress Street Office is subject to any environmental or structural condition that materially and adversely affects the use of such property for use as a banking facility, Purchaser shall notify Seller of such conditions, and if such conditions are not cured or curable by Landlord or Seller prior to Seller vacating such premises or if Seller shall notify Purchaser that it will not make any changes reasonably necessary to cure any actual structural or environmental defect, Purchaser may, upon prompt written notice to Seller, terminate the Assignment, but otherwise shall be obligated to take the Assignment and lease the East Congress Street Office "as is".

     (b) None of Seller's deposits or other liabilities, loans or other assets (except as provided in paragraph (c) immediately below) at the East Congress Street Office shall be sold, assigned or delivered to or assumed by Purchaser as a result of this Agreement or the Assignment of the Lease, and Purchaser shall not use the proposed Assignment in any manner to market its services to or seek the business of, any of Seller's customers banking at the East Congress Street Office prior to taking possession of such Office pursuant to the Assignment, provided nothing in this paragraph shall restrict the Purchaser after completion of the Assignment from identifying the East Congress Street Office as an office of Purchaser or advertising the availability of its services at such location, provided further, in no event shall Purchaser use Seller's names, logos, tradenames or servicemarks in any such identification advertising or promotion.

     (c) In addition, Seller shall deliver a Bill of Sale (substantially in the form of Exhibit 2.2(b)(2) hereof), transferring, for cash paid by the Seller, free and clear of all liens and encumbrances, those leasehold improvements, fixtures and trade fixtures of the East Congress Street Office set forth on Schedule A to the Assignment (excluding any such assets designated by Purchaser and/or Seller in their respective discretion) at their Net Book Value, or current fair market value in the case of any art or decorative works. Such transfers shall will be made "AS IS" and without any representation or warranty (including, without limitation, fitness for any purpose) by Seller, and without any recourse to Seller.

     (c) Nothing contained in this Section 10.1 shall affect or limit the other rights and obligations of the parties hereto, it being understood and agreed that the transactions contemplated in this Section 10.1 are separate and distinct from the other transactions contemplated by this Agreement.


                                   ARTICLE XI
                                   ----------

                            MISCELLANEOUS PROVISIONS
                            ------------------------

Section 11.1.    Amendment and Modification.
------------     --------------------------

     The parties hereto, by mutual consent of their duly authorized officers, may amend, modify and supplement this Agreement in such manner as may be agreed upon by them in writing.

Section 11.2.    Waiver or Extension.
------------     -------------------

     Except with respect to required approvals of the applicable governmental authorities, either party, by written instrument signed by a duly authorized officer, may extend the time for the performance of any of the obligations or other acts of the other party and may waive
     (a) any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) compliance with any of the undertakings, obligations, covenants or other acts contained herein.

Section 11.3.    Assignment.
------------     ----------

     This Agreement and all of the provisions hereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other.

Section 11.4.    Confidentiality.
------------     ---------------

    Seller and Purchaser covenant and agree that all information received by either of them with respect to the business of the other is subject to a Confidentiality Agreement, and shall not at any time be used for any business purpose or disclosed by such party to third persons. This covenant and the Confidentiality Agreement previously executed by

     Purchaser shall survive in full force and effect the consummation of the transactions contemplated herein or the earlier termination of this Agreement.

Section 11.5.    Addresses for Notices, Etc.
------------     --------------------------

     All notices, requests, demands, consents and other communications provided for hereunder and under the related documents shall be in writing and mailed (by registered or certified mail, return receipt requested), telegraphed, telexed, telecopied or personally delivered (with receipt thereof acknowledged) to the applicable party at the address indicated below:

     If to Seller:            Kathy Lamb
                              Bank South
                              55 Marietta Street
                              Atlanta, Georgia  30303
                              Facsimile (404) 529-4127

    with a copy to:           Ralph F. MacDonald, III
                              Alston & Bird
                              One Atlantic Center
                              1201 West Peachtree Street
                              Atlanta, Georgia  30303
                              Facsimile (404) 881-7777

   If to Purchaser:           Mr. J. Thomas Wiley, Jr.
                              President and Chief Executive Officer
                              AmeriBank, N.A.
                              P.O. Box 15417
                              Savannah, Georgia 31416-2117
                              Facsimile (912) 921-7144

  with a copy to:             Richard R. Cheatham
                              Kilpatrick & Cody
                              1100 Peachtree Street, Suite 2800
                              Atlanta, Georgia  30309
                              Facsimile (404) 815-6555

     or, as to each party, at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 11.5.

Section 11.6.    Counterparts.
------------     ------------

     This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.7.    Headings.
------------     --------

     The headings of the Sections and Articles of this Agreement are inserted for convenience only and shall not constitute a part thereof.

Section 11.8.    Governing Law; Binding Effect.
------------     -----------------------------

     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Georgia. This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, provided that Purchaser may not assign its rights or delegate its duties hereunder without the prior written consent of Seller.

Section 11.9.    Expenses.
------------     --------

     Except as otherwise specifically provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection with the execution, delivery and performance of this Agreement and of the transactions contemplated hereby shall be borne and paid by the party incurring such costs and expenses, and neither party shall be obligated for any cost or expense incurred by the other party.

Section 11.10.   Time is of the Essence.
-------------    ----------------------

     The parties hereto acknowledge that time is of the essence with respect to the performance of this Agreement, and the consummation of the transactions contemplated herein.

Section 11.11.   Cover, Index and Headings, Etc.
-------------    -------------------------------

     The cover, index and headings contained in this Agreement are for convenience and reference only and shall not effect the meaning or interpretation thereof. The use of the singular in this Agreement shall be deemed to be or include the plural (and vice-versa), as appropriate. Wherever the words "include," "including" or any derivations thereof are used, each shall mean including without limitation by reason of any enumeration.

Section 11.12.   Broker, Finder, and Investment Banker Fees.
-------------    ------------------------------------------

     Purchaser and Seller each represent to each other that no broker, finder, investment banker, or similar person has been employed by or has acted for and in connection with this Agreement of the transactions contemplated hereby, except as provided in this paragraph. Each party agrees to indemnify and hold harmless and defend the other against all losses, costs, damages and expenses arising out of any claims or proceedings from fees or commissions of brokers, finders, investment bankers or similar persons who claim to have been employed or engaged by such party or entitled to compensation as a result of the transactions contemplated herein.

Section 11.13.   Severability.
-------------    ------------

     If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

Section 11.14.   No Third Party Beneficiaries.
-------------    ----------------------------

     Nothing in this Agreement, express or implied including Section 1.6, is intended to or shall be construed to confer upon or give to any person not a party hereto any rights or remedies hereunder, whether as a third party beneficiary or otherwise.

Section 11.15.   Entire Agreement.
-------------    -----------------

     This Agreement and the exhibits and attachments hereto represent the sole agreement between the parties hereto respecting the matters addressed herein, and all prior or contemporaneous written or oral proposals, agreements in principle, representations, warranties and understandings between the parties are superseded hereby and merged herein.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

                               BANK SOUTH

                               By:________________________________
                                  Name:___________________________
                                  Title:__________________________

                                AMERIBANK, N.A.

                                By: /s/ J. Thomas Wiley, Jr., President
                                   J. Thomas Wiley, Jr., President

                                 Exhibit 1.1(b)

                                EXCLUDED ASSETS

Following is a preliminary schedule of the type of assets Bank South anticipates as Excluded Assets. Additional assets may be added.

1.  All 4700 controller equipment at the Branch Office.

2.  All computers, computer printers and computer software at the Branch
    Office.

3. The telephone equipment at the Branch Office does not constitute Real Property, Personal Property or Leased Equipment, as defined in Section 1.1(a) of the Agreement, and therefore is not included in the list of assets to be transferred to Purchaser under the express terms of the Agreement; however, Seller will sell the telephone equipment to Purchaser at its net book value.

4.  Other Excluded Assets may be listed on this schedule

                                  Exhibit 1.6(c)

                                SEVERANCE BENEFITS


Attached is a description of the severance benefits to be paid by Purchaser to employees at the Branch Office who are terminated without cause during the 12 month period following the Effective Time.

                                 Exhibit 2.2(b)(2)

                               FORM OF BILL OF SALE

                                   FORM OF
                                BILL OF SALE
                                ------------


          In accordance with Section 2.2(b)(2) the Branch Purchase and Assumption Agreement (the "Purchase Agreement"), dated as of October 18, 1995, by and between BANK SOUTH ("Bank South"), a state member bank organized and existing under the laws of the State of Georgia, and AmeriBank, N.A. ("Purchaser"), a bank organized and existing under the laws of the United States, and in consideration of the transactions contemplated thereby, Bank South has executed and delivered this Bill of Sale to Purchaser. Unless otherwise defined herein, all capitalized terms used in this Bill of Sale shall have the meanings attributed to them in the Purchase Agreement.

          (1) Bank South does hereby sell, transfer, assign, convey and grant to Purchaser, all of Bank South's right, title and interest in and to all of the following assets (collectively, the "Acquired Assets"):

          (i) All furniture, fixtures, furnishings, leasehold improvements, office supplies, equipment and other personal property owned or leased by Bank South and located in or upon the Branch Office as of the date hereof acquired by Purchaser (excluding such items excluded pursuant to such Section 1.1(b)) and as further described on Appendix A attached hereto;

          (ii) All loans secured by Deposit Liabilities ("Account Loans") at the Branch Office and acquired by Purchaser pursuant to Section 1.3(a) of the Purchase Agreement, including, without limitation, the Account Loans described on Appendix B attached hereto, together with any or all collateral securing such Account Loans;

          (iii) Such overdrafts related to Deposit Liabilities ("Overdraft Loans") domiciled at the Branch Office not excluded by the Purchase Agreement and to be acquired by Purchaser as described on Appendix C attached hereto;

          (iv) Such other Loans (as defined in the Purchase Agreement) domiciled at the Branch Office, as described on Appendix D attached hereto;

          (v) All Cash Assets (as defined in the Purchase Agreement) domiciled at the Branch Office;

          (vi) All Records (as defined in the Purchase Agreement) relating to the business and operations of the Branch Office.

          (2) Bank South hereby represents and warrants that, except as indicated on Schedule A hereto, it has good and marketable title to the Acquired Assets free and clear of all Liens.

          (3) Bank South covenants and agrees to warrant and defend the sale, transfer, assignment, conveyance and grant of the Acquired Assets hereby made against all persons whomsoever to the full extent of its representations, warranties, covenants and agreements contained in the Purchase Agreement.

          (4) Bank South does hereby covenant and agree to take all steps necessary to establish the record of Purchaser's title to and possession of the Acquired Assets sold, transferred, assigned, conveyed and granted by Bank South pursuant to this Bill of Sale. The terms of the Purchase Agreement, including but not limited to, Bank South's representations and warranties concerning the Acquired Assets being transferred pursuant to this Bill of Sale and the obligations of Bank South under Section 8.1 of the Agreement, are incorporated herein by reference.

          (5) Bank South hereby irrevocably constitutes and appoints Purchaser, its successors and assigns, the true and lawful attorneys of Bank South, with full power of substitution, in the name of Bank
South or otherwise, and on behalf of and for the benefit of Purchaser, its successors and assigns: (a) to demand and receive from time to time any and all of the Acquired Assets, whether tangible or intangible, hereby conveyed, transferred and delivered or intended to be so; (b) to give receipts, releases and acquittances for or in respect of the same or any part thereof; (c) from time to time to institute and prosecute in the name of Bank South or otherwise, but for the benefit of Purchaser, any and all proceedings at law, in equity or otherwise, which Purchaser, its successors or assigns may deem proper to assert with respect to, or enforce, any claim, title or right hereby transferred and assigned or intended so to be; (d) subject to the conditions and limitations contained in the Purchase Agreement, to defend and compromise any and all actions, suits or proceedings in respect of any of the Acquired Assets hereby assigned or transferred or intended so to be that Purchaser, its successors and assigns shall deem desirable; and (e) from time to time to endorse and deposit in the name of Bank South, or otherwise, but for the benefit of Purchaser, any and all checks, drafts or other instruments of payment received by Purchaser on and after the date hereof, with respect to the Acquired Assets assigned and transferred, or intended so to be.
Bank South hereby declares that the appointment made and the powers hereby granted with respect to the Acquired Assets are coupled with an interest and are and shall be perpetual and irrevocable and shall not be terminated by any act of Bank South or by the occurrence of any other event or for any other reason.

          IN WITNESS WHEREOF, Bank South has executed this Bill of Sale as of the ____ day of________, 1996.

                                         BANK SOUTH



                                         By:_________________________________
                                            Name:
                                            Title:

ATTEST:


By:___________________________
Name:
Title:

[BANK SEAL]


Signed, sealed and delivered on
the ____ day of ________, 1996,
in the presence of:


_____________________________________
Notary Public
My Commission Expires: ______________

[NOTARY SEAL]

                                 Exhibit 2.2(b)(3)

                             Form of Assumption Agreement

                                 ASSUMPTION AGREEMENT


          In accordance with Section 2.2(b)(3) of the Branch Purchase and Assumption Agreement (the "Purchase Agreement"), dated as of October 18, 1995, by and between BANK SOUTH ("Bank South"), a state member bank organized and existing under the laws of the State of Georgia, and AmeriBank, N.A. ("Purchaser"), a bank organized and existing under the laws of the United States, and in consideration of the transactions contemplated thereby, Purchaser has executed and delivered this Assumption Agreement
(this "Agreement") to Bank South. Unless otherwise defined herein, all capitalized terms used in this Agreement shall have the meanings attributed to them in the Purchase Agreement.

          Purchaser hereby assumes and agrees to pay the Liability and/or perform the obligations of Bank South with respect to:

          (a) All Liability arising from and after the date hereof under any lease Contract covering any Branch Office as further described on Appendix A attached hereto;

          (b) All Liability arising from and after the date hereof under any equipment or other leases, together with any maintenance agreements, pertaining to all items of Personal Property that are acquired by Purchaser pursuant to subparagraph (a) of Section 1.1 of the Purchase Agreement as further described on Appendix B attached hereto;

          (c) All Liability arising from and after the date hereof under any Loans domiciled at the Branch Office and acquired by Purchaser pursuant to Section 1.4 of the Purchase Agreement, including, without limitation, the Loans described on Appendix C to the Bill of Sale of Bank South dated of even date herewith;

          (d) All Liability arising from and after the date hereof to provide such services as are being provided to customers at the Branch Office by Bank South as of the date of the Purchase Agreement which are incidental to the Deposits domiciled at the Branch Office (including, but not limited to, safe deposit box services and note collections for customers);

          (e) All obligations of Bank South arising from and after the date hereof under those service agreements pertaining to the Branch Office described in Appendix C attached hereto; and

          (f) All Deposits, excluding uninsured notes, Escheatable Accounts, Repurchase Agreements, excluded Brokered Accounts designated by Purchaser, and excluded Keogh Accounts.

          Notwithstanding any provision to the contrary, Purchaser does not hereby assume and shall have no Liability for any Liabilities of Bank South of whatsoever kind or nature other than as specifically set forth herein or in the Purchase Agreement. Bank South shall retain and promptly discharge all such other Liabilities, and shall promptly reimburse Purchaser upon demand for, any and all claims and losses relating to such other Liabilities.

          This Assumption Agreement shall not create in any third parties (including, without limitation, account holders) (i) any rights or remedies against Purchaser which such parties did not have against Bank South prior to the execution and delivery of this Assumption Agreement with respect to the Liabilities specifically assumed herein or (ii) any claims against Purchaser with respect to the Deposits other than for payment of principal and accrued interest as of the date hereof, and interest hereafter accrued in accordance with the terms of such accounts and agreements.

          IN WITNESS WHEREOF, Purchaser has caused this Assumption Agreement to be signed, sealed and delivered by its duly authorized officers as of the ____ day of _______________, 1996.

                                     AMERIBANK, N.A.



ATTEST:                              By:____________________________
                                        J. Thomas Wiley, Jr.
                                        President
________________________
Secretary

[BANK SEAL]


Acknowledged and agreed to
this ____ day of _______, 1996:


BANK SOUTH



By:_____________________________
Name:
Title:

                                  Exhibit 2.2(b)(14)

                                Form of Closing Statement

                                 CLOSING STATEMENT (1)
                                 -----------------

Deposits (including unpaid accrued interest),
   net of uninsured notes, Escheatable
   Accounts, Repurchase Agreements, Excluded
   Brokered Accounts, and Excluded Keogh Accounts . . . . . . . . . . .               $____________

Miscellaneous Liabilities . . . . . . . . . . . . . . . . . . . . . . .                ____________
Pro rata portion of real estate taxes . . . . . . . . . . . . . . . . .                ____________
Other pro rated items . . . . . . . . . . . . . . . . . . . . . . . . .                ____________
Real and Personal Property  . . . . . . . . . . . . . . . . . . . . . .               (____________)
Account Loans, Overdraft Loans, Other Loans, and unpaid
   accrued interest thereon . . . . . . . . . . . . . . . . . . . . . .               (____________)
Cash Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               (____________)
Premium . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .               (____________)

     Cash consideration paid on Closing Date (2)  . . . . . . . . . . .               $____________

Agreed to as of the ____ day of ___________, 1996:

                                         BANK SOUTH


                                         By:___________________________________
                                            Name:
                                            Title:


                                         AMERIBANK, N.A.


                                         By:___________________________________
                                            J. Thomas Wiley, Jr.
                                            President



----------------------------

(1) Delivered pursuant to Section 2.2(b)(14) of the Branch Purchase Agreement, dated as of October 18, 1995 (the "Agreement"), between
    Bank South ("Bank South") and AmeriBank, N.A. ("Purchaser"), based upon figures calculated as of the close of business on __________, 1996. The parties agree that, pursuant to Section 2.3 of the Agreement, the parties will make the necessary adjustments to the amounts set forth herein in order to accurately reflect the appropriate balances as of the Closing Date.

(2) To be paid as provided in the Agreement.